Exhibit 12.1

BLACK HILLS CORPORATION

		Year ended December 31,					Six months ended June 30,
		2008	2007	2006	2005	2004	2009	2008
Ratio =	Earnings/Fixed Charges

Earnings as defined by Regulation S-K
Income (loss) from continuing operations		(52,037)	75,658	55,772	50,072	44,608	50,206	25,020

Add	Minority Interest	—	—	—	—	—	—	—
	Income Taxes	(29,395)	32,427	23,103	26,633	19,713	19,735	11,676
	(Income) loss from equity investee	(4,366)	1,231	(1,653)	(14,325)	386	(1,249)	(2,297)
(A)	Income (loss) from continuing ops before equity in earnings of subsidiaries/income tax	(85,798)	109,316	77,222	62,380	64,707	68,692	34,399

Plus
(B)	Fixed Charges as Defined	59,392	34,520	35,018	28,122	25,210	45,268	20,953
C	Amortization of Capitalized Interest	48	93	63	—		3	14
(D)	Distributed income of equity investees	1,781	3,724	4,304	12,956	3,762	4,484	1,642
		—
Less
(E)	Interest capitalized	(1,318)	(2,323)	(1,571)	—	—	(175)	(707)
(F)	Preference security dividend requirements of consolidated sub	—	—	—	(241)	(472)	—	—
	Minority interest in pre-tax income of subs	—	—	—			—	—

	Total Adjusted Earnings	(25,895)	145,330	115,036	103,217	93,207	118,273	56,301

Fixed Charges as defined in Regulation S-K
	interest expensed per SEC reports (includes amort of def fin costs)	54,123	25,181	29,946	26,607	24,021	42,239	18,758
	add back AFUDC borrowings	2,811	6,415	2,972	262	71	2,116	910
	add back AFUDC other incorrectly offset to interest				432	94
	interest capitalized	1,318	2,323	1,571	—	—	175	707
	estimate of interest within rental expense	1,140	601	529	580	552	738	578
	Subtotal	59,392	34,520	35,018	27,881	24,738	45,268	20,953

	Preference security dividend requirements of consolidated sub				241	472	—	—

	Fixed Charges as Defined	59,392	34,520	35,018	28,122	25,210	45,268	20,953

	Ratio of Earnings to Fixed Charges	(0.44)	4.21	3.29	3.70	3.77	2.61	2.69

	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(0.44)	4.21	3.29	3.67	3.70	2.61	2.69

	The earnings as defined in 2008 would need to increase $85.3 million for the 2008 ratio to be 1.0.